EXHIBIT 10.10E

METALDYNE PERFORMANCE GROUP INC.

2014 Equity Incentive Plan
Restricted Stock Unit Award Agreement

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is entered into as of _______ (the “Grant Date”) between Metaldyne Performance Group Inc., a Delaware corporation (the “Company”), and ________ (the “Participant”).

A.The Company has adopted the Metaldyne Performance Group Inc. 2014 Equity Incentive Plan, as it may be amended from time to time (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms used but not defined herein shall have the meaning set forth in the Plan. For purposes of this Agreement, “Employer” means the entity (the Company or Subsidiary) that employs the Participant.

B.The Board has determined that it would be in the best interests of the Company and its stockholders to grant Restricted Stock Units subject to certain restrictions and vesting requirements.

THEREFORE, in consideration of the mutual covenants hereinafter set forth, the Company and the Participant agree as follows:

Section 1.   Restricted Stock Unit Award.

(a)Grant. The Board of Directors of the Company (the “Board”) hereby grants to  the  Participant  on  the Grant Date, ________Restricted  Stock  Units  subject  to  the  terms and conditions set forth in this Agreement, the Stockholders’ Agreement, dated as of August 4, 2014, among the Company, the Participant and certain other stockholders of the Company (as it may be amended from time to time, the “Stockholders’ Agreement”) and the Plan.

(b)Nature of Restricted Stock Units. Until such time (if any) as shares of Common Stock are delivered to the Participant in settlement of the Restricted Stock Units, the Participant will not have any of the rights of a common stockholder of the Company with respect to those shares of Common Stock. The Participant’s rights with respect to the Restricted Stock Units and the underlying shares of Common Stock will be those of a general creditor of the Company. Without limiting the generality of the foregoing, the Participant shall have no voting rights with respect to the Restricted Stock Units.

(c)Dividend Equivalents. If any cash dividends or other distributions are paid with respect to the shares of Common Stock underlying the Restricted Stock Units, then, subject to Section 9.4 of the Plan, a dividend equivalent equal to the amount of the dividend or distribution paid on shares of Common Stock shall accumulate, without interest, and be paid with respect to the shares of Common Stock underlying the Restricted Stock Units on the date on which such respective portion of the Restricted Stock Units are settled in accordance with Section 4 hereof. Any such dividend equivalents shall vest or be forfeited at the same time as the Restricted Stock Units to which they relate.

(d)Stockholders’ Agreement. The Participant hereby (i) agrees and acknowledges that the Participant has received and read a copy of the Stockholders’ Agreement and (ii) agrees that, if  the Participant was not a party thereto prior to the Grant Date, then by execution of this Agreement, the Participant shall become, effective as of the Grant Date, a party to the Stockholders’ Agreement with respect to all shares of Common Stock beneficially owned by the Participant both before and after the Grant Date, and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders’ Agreement as though an original party thereto, and shall be deemed, and is hereby admitted as, an “Additional Management Investor” for all purposes thereof.

Section 2.   Vesting of Restricted Stock Units.

(a)General. Subject to Section 2(b) below, one third (1/3) of the number of Restricted Stock Units shall vest on each of the first three anniversaries of the Grant Date (each, a “Vesting Date”), subject to the Participant’s continued Service through and including the applicable Vesting Date. Any Restricted Stock Units, together with any other assets or securities in respect of such Restricted Stock Units (e.g., dividend equivalents) that remain unvested as of the Participant’s termination of Service for any reason (the “Unvested Restricted Stock Units”), after application of Section 2(b) shall be forfeited upon the Participant’s termination of Service.

(b)Death; Disability. Upon the Participant’s termination of Service by reason of death or Disability prior to any Vesting Date, the Participant shall vest in a pro rata portion of the Restricted Stock Units equal to the product (rounded to the nearest whole share) of (i) the number of Restricted Stock Units scheduled to vest as of the next applicable Vesting Date and (ii) a fraction, the numerator of which is the number of calendar days that have elapsed since the preceding Vesting Date (or, if none of the Vesting Dates has occurred, then the Grant Date) and the denominator of which is the number of calendar days from the Grant Date to the preceding Vesting Date (or, if none of the Vesting Dates has occurred, then the Grant Date).

(c)Termination for Cause. All Restricted Stock Units, whether vested or unvested, together with any other assets or securities in respect of such Restricted Stock Units (e.g., dividend equivalents), whether vested or unvested, shall be forfeited without payment therefor in the event of the Participant’s termination of Service by the Employer for Cause, whether such termination occurs on, prior to, or after any Vesting Date.

Section 3. Adjustment of Shares.  In the event of any change with respect to the outstanding shares of Common Stock of the Company, the Restricted Stock Units may be adjusted in accordance with Section 4.5 of the Plan.

Section 4.   Settlement.

(a)Within thirty (30) days following each Vesting Date, the Participant will receive for each Restricted Stock Unit that vests as of such date one share of Common Stock. No fractional shares of Common Stock shall be delivered; the Company shall pay cash in respect of any fractional share of Common Stock. The form of any delivery of shares of Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(b)Notwithstanding Section 4(a), if the Participant is resident or employed outside of the United States (“U.S.”), the Company, in its sole discretion, may provide for the settlement of the Restricted Stock Units in the form of:

(i)a cash payment (in an amount equal to the Fair Market Value of the Common Stock that corresponds with the number of vested Restricted Stock Units) to the extent that settlement in shares of Common Stock (A) is prohibited under local law, (B) would require the Participant, the Company or a Subsidiary to obtain the approval of any governmental or regulatory body in the Participant’s country of residence (or country of employment, if different), (C) would result in adverse tax consequences for the Participant, the Company or a Subsidiary or (D) is administratively burdensome; or

(ii)shares of Common Stock, but require the Participant to sell such shares of Common  Stock  immediately  or  within  a  specified  period  following  the  Participant’s  termination of Service (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such shares of Common Stock on the Participant’s behalf).

Section 5.   Responsibility for Taxes; Tax Withholding.

(a)The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that  the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividend equivalents or dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more  than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company, the Employer or agent of the Company or Employer to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or the Employer; (ii) withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or (iii) withholding from the shares of Common Stock to be delivered upon settlement of the Restricted Stock Units that number of shares of Common Stock having a Fair Market Value equal to (but not in excess of) the minimum amount required by law to be withheld.

(c)Depending on the withholding method, the Company may withhold or account for Tax- Related Items by considering applicable statutory minimum withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from the shares of Common Stock to be delivered upon settlement of the Restricted Stock Units, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Section 6.   Non-Competition; Non-Solicitation.

(a)The following provisions of this Section 6 will apply to the Participant during any time period applicable hereunder and will be in addition to any other non-compete, non-solicit or other similar agreement with the Company or any of its Subsidiaries or affiliates (as used in this Section 6, the “Company Group”).

(b)The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees as follows (the “Protective Agreements”):

(i)During the term of Service of the Participant with the Company Group (“Service Term”) and, for the one (1) year period following the date the Participant ceases to be employed by the Company Group for any reason (the “Restricted Period”), the Participant will not, whether on the Participant’s  own  behalf  or  on  behalf  of  or  in  conjunction  with  any  Person,  directly  or indirectly:

(A) solicit, divert, or attempt to solicit or divert from the Company Group any work or business related to the nature of the business of the Company Group from any Customer (as defined below) of the Company Group, except to the extent required in order to carry out the Participant’s duties and obligations to the Company Group, (B) request, induce or advise any such Customer to withdraw, decrease or cancel any business with the Company Group or (C) contact, solicit, or interfere with any Person who provides products or services to the Company Group for the purpose of causing such Person to cease providing such products or services to the Company Group. For purposes of this Section 6, a “Customer” means any Person or business (y) that the Participant has actually sold or delivered any Company Group services or products to, or to which the Participant has been exposed through Company Group meetings or marketing efforts, and (z) that the Participant has contacted, orally, in writing or in person, to solicit, sell and/or deliver Company Group services or products to, or to which the Participant has been exposed through Company Group meetings or marketing efforts, in each case during the twelve (12) months preceding the date of the Participant’s termination from the Company Group’s employ.

(ii)During the Service Term and the Restricted Period, the Participant will not directly or indirectly work for or provide consulting, financial or other services to, engage in, conduct, manage or operate, or acquire or own any capital stock of or other equity interest in, any Person or business anywhere in the world that competes with the business of the Company Group (including, without limitation, businesses which the Company Group have specific plans to conduct in the future and of which the  Participant  is  aware)  (a  “Competitive  Business”);  provided  that  nothing  in  this  Section 6(b)(ii) will be deemed to prohibit the acquisition or holding of not more than 2% of the shares or other securities of a publicly traded entity involved in a Competitive Business as long the Participant is  not an employee, officer, director, consultant, independent contractor, or agent of, or otherwise providing services to, directly or indirectly, such entity and is not a controlling person of, or a member of a group which controls, such entity.

(iii)During the Restricted Period, the Participant will not, whether on  the Participant’s  own  behalf  or  on  behalf  of  or  in  conjunction  with  any  Person,  directly  or indirectly,

(A)employ, engage or retain any individual who is an employee, consultant or independent contractor of the Company Group during such Restricted Period, or had been an employee, consultant or independent contractor of the Company Group within six (6) months prior to the last day of the Service Term or

(B)solicit, induce or persuade in any way any such individual to terminate or modify his or her employment or service relationship with the Company Group.

(c)Participant agrees that the covenants set forth in this Section 6 are reasonable covenants under the circumstances, and further agrees that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court will have the right, power and authority  to excise or modify such provision or provisions of these covenants as such court will deem necessary to cause the provisions hereof (as modified) to be valid and enforceable and to enforce the remainder of the covenants as so amended. Participant agrees that any breach of any covenant contained in this Section 6 would irreparably injure the Company. Accordingly, Participant agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, will be entitled to a decree or order of specific performance and an injunction against Participant from any court having jurisdiction over the matter restraining any further violation of this Section 6 without proof of actual damages.

(d)If the Participant breaches the non-competition or non-solicitation terms of the Protective Agreements, any settlement, payment or delivery made pursuant to this Agreement during the one (1)  year period prior to the breach of the Protective Agreements will be rescinded. The Company will notify the Participant in writing of any such rescission within ninety (90) days of the date it acquires actual knowledge of such breach. Within ten (10) days after receiving such a notice from the Company, the Participant will pay to the Company the amount of any gain realized or payment received as a result of  the settlement, payment or delivery pursuant to this Agreement.  Such payment will be made either in  cash or by returning to the Company the number of shares of Common Stock that the Participant received in connection with the rescinded settlement, payment or delivery.

Section 7.   Miscellaneous Provisions

(a)Registration. The Company may, but shall not be obligated, to register or qualify the underlying shares of Common Stock under the Securities Act of 1933, as amended, or any other  applicable law, except, solely to the extent required under the Stockholders’ Agreement.

(b)Not a Public Offering. If the Participant is resident or employed outside the U.S., neither the grant of the Restricted Stock Units under the Plan nor the delivery of shares of Common Stock upon settlement of the Restricted Stock Units is intended to be a public offering of securities in the  Participant’s country of residence (or country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities  (unless otherwise required under local law), and the grant of the Restricted Stock Units is not subject to the supervision of the local securities authorities.

(c)Additional Restrictions. The Restricted Stock Units are subject to such additional restrictions as are set forth in the Stockholders’ Agreement and any employment or consulting agreement between the Participant and the Company or any Subsidiary or affiliate, as well as such other restrictions upon the sale, pledge or other transfer of such shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions), that in the judgment of the Company, are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

(d)Insider Trading/Market Abuse Laws. The Participant’s country of residence may have insider trading and/or market abuse laws that may affect the Participant’s ability to acquire or sell shares of Common Stock under the Plan during such times the Participant is considered to have “inside information” (as defined in the laws in the Participant’s country). These laws may be the same or  different from any Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to be informed of and compliant with such regulations, and the Participant is advised to speak to the Participant’s personal advisor on this matter.

(e)Repatriation; Compliance with Law.  If the Participant is resident or employed outside  the U.S., as a condition of the grant of Restricted Stock Units, the Participant agrees to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the Plan in accordance with applicable foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and its Subsidiaries and affiliates, as may be required to allow the Company and its Subsidiaries and affiliates to comply with local laws, rules and/or regulations in the Participant’s country of residence (and country of employment, if different). Finally,  the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and/or regulations in the Participant’s country of residence and country of employment, if different).

(f)Participant Undertaking. The Participant agrees to take whatever additional actions and execute whatever additional documents that the Company may deem necessary or advisable to carry out  or affect one or more of the obligations or restrictions imposed on either the Participant or the Restricted Stock Units pursuant to the provisions of this Agreement or to comply with applicable laws.

(g)No Advice Regarding Grant. No employee of the Company or any Subsidiary is  permitted to advise the Participant regarding participation in the Plan or the Participant’s acquisition or sale of the shares of Common Stock underlying the Restricted Stock Units. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors before taking any action related to the Plan.

(h)Securities Laws Requirements. No shares of Common Stock will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by U.S. Federal and state securities and other laws, rules and regulations (including non-U.S. laws, rules and regulations) and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet such requirements. The Board may impose such conditions on any shares of Common Stock issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Board may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

(i)Non-transferability. No Restricted Stock Units may be transferred, assigned, pledged or hypothecated by the Participant during the Participant’s lifetime.

(j)Nature of the Grant. In accepting the grant of Restricted Stock Units, the Participant acknowledges, understands and agrees that:

(i)the Plan is established voluntarily by the Company, it is discretionary in nature and limited in duration, and it may be modified, amended, suspended or terminated by the Company, in its sole discretion, at any time;

(ii)the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu  of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(iii)all decisions with respect to future grants of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of the grant, the number of shares of Common Stock subject to the grant, and the vesting provisions applicable to the grant;

(iv)the grant of Restricted Stock Units and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract  with the Company, the Participant’s Employer, or any Subsidiary or affiliate of the Company and shall  not interfere with the ability of the Employer to terminate the Participant’s employment or Service relationship;

(v)the Participant is voluntarily participating in the Plan;

(vi)the Restricted Stock Units and the shares of Common Stock (or cash) subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;

(vii)the Restricted Stock Units, the shares of Common Stock (or cash) subject to the Restricted Stock Units and the value of same, are extraordinary items of compensation outside the scope of the Participant’s employment (and employment contract, if any) and are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(viii)the future value of the shares of Common Stock underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted with certainty;

(ix)unless otherwise determined by the Board in its sole discretion, a termination of Service shall be effective from the date on which active employment or Service ends and shall not be extended by any statutory or common law notice of termination period; the Board shall have the exclusive discretion to determine when a termination of Service occurs for purposes of this grant of Restricted  Stock Units;

(x)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from a termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, the Employer or any affiliate of the Company, waive the Participant’s ability, if any, to bring any such claim, and releases the Company, the Employer and all affiliates of the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(xi)unless otherwise provided herein, in the Plan or by the Company in its discretion, the grant of Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s shares of Common Stock; and

(xii)neither the Company, the Employer, nor any affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any shares of Common Stock acquired upon settlement of the Restricted Stock Units.

(k)Consent to Collection/Processing/Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Restricted Stock Units and participation in the Plan. The collection, processing and transfer of personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and although the Participant has the right to deny or object to the collection,  processing  and  transfer  of  personal  data,  the  Participant’s  denial  and/or  objection  to the collection, processing and transfer of personal data may affect the Participant’s participation in the Plan. As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein:

(i)The Company and the Employer hold certain personal information about the Participant, including (but not limited to) the Participant’s name, home address and telephone number, date of birth, social security number (resident registration number) or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all entitlements to shares of Common Stock (or cash) awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from the Company, its affiliates and/or third parties, and the Company and the Employer will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The  Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence (or country of employment, if different). Data processing operations will be performed minimizing the  use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the organization only by those persons requiring access for  purposes of the implementation, administration and operation of the Plan and for the participation in the Plan.

(ii)The Company and the Employer will transfer Data internally as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and/or Employer may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The third party recipients of Data may be any affiliate of the Company or a broker/administrator that the Company may engage to assist with the implementation, administration and management of the Plan from time to time. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, as may be required for the administration of the Plan and/or the subsequent holding of the shares of Common Stock on the Participant’s behalf, to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock (or cash) acquired pursuant to the Plan. The Company, the Employer and any third party recipient of the Data will use, process and store the Data only to the extent they are necessary for the purposes described above.

(iii)The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws, which may include the right to (A) obtain confirmation as to the existence of the Data, (B) verify the content, origin and accuracy of the Data, (C) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data, (D) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan, and (E) withdraw the Participant’s consent to the collection, processing or transfer of Data as provided hereunder (in which case, the Restricted Stock Units will become null and void). The Participant may  seek to exercise these rights by contacting the Participant’s local Human Resources office.

(l)Transfer Restrictions. Any shares of Common Stock delivered hereunder shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable U.S. Federal, state or non-U.S. laws,  and the Board may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(m)Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with   the U.S. Postal Service, by registered or certified mail, or with FedEx, with postage and fees prepaid. A notice shall be addressed to the Company’s Secretary at its principal executive office and to the  Participant at the address that he or she most recently provided to the Company.

(n)Section 280G Cutback. Notwithstanding anything in this Agreement to the contrary, if any payments or benefits (including without limitation, any accelerated vesting of equity awards) Participant would receive pursuant to this Agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code (each, a “Payment” and collectively, the “Payments”), the Payments shall be reduced by the minimum possible amount necessary such that no amounts payable to the Participant shall constitute a “parachute payment.” All determinations required to be made under this Section 7(n) including whether any Payment is a “parachute payment” and whether and to what extent a reduction in any Payments is required and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant. Any determination by the Accounting Firm shall be binding upon the Participant and the Company. If a reduction in any Payments is required under this Section 7(n), the reduction will occur in the following order: first, by reduction of cash payments; second, by cancellation of accelerated vesting of equity awards; and third, by reduction of other benefits payable to Participant, in each case, in reverse chronological order, beginning with payments or benefits that are to be paid latest.

(o)Addendum to Agreement. Notwithstanding any provision of this Agreement to the contrary, the Restricted Stock Units shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different) as set forth in the addendum to this Agreement (the “Addendum”). Further, if the Participant transfers residence and/or employment to another country, any special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation  and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer). The Addendum shall constitute part of this Agreement.

(p)Additional Requirements. The Company reserves the right to impose other requirements on the Restricted Stock Units, any shares of Common Stock acquired pursuant to the Restricted Stock Units and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

(q)Recoupment. The Restricted Stock Units and any shares of Common Stock issued or other payments made in respect thereof, shall be subject to any recoupment or forfeiture policy as set  forth in the Plan or that the Company may adopt from time to time, to the extent any such policy is applicable to the Participant. By accepting the grant of Restricted Stock Units, the Participant agrees and consents to the Company’s application, implementation and enforcement of (a) any such recoupment or forfeiture policy and (b) any provision of applicable law relating to cancellation, recoupment,   forfeiture, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the recoupment or forfeiture policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold the shares of Common Stock and other amounts acquired under the Plan to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company. To the extent that the terms of this Agreement and the recoupment or forfeiture policy conflict, the terms of the recoupment policy shall prevail.

(r)Electronic Delivery. The Company may, in its sole discretion, deliver by electronic  means any documents related to the Restricted Stock Units or the Participant’s future participation in the Plan. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the  Company or a third party designated by the Company.

(s)English Language. If the Participant is resident and/or employed in a country where English is not an official language, the Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the grant of Restricted Stock Units, be drawn up in English.   If the Participant has received this Agreement, the Plan or any other documents related to the Restricted Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

(t)Entire Agreement. This Agreement, the Addendum, the Stockholders’ Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(u)Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(v)Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether  or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(w)Severability.  This Agreement shall be enforceable to the fullest extent allowed by law.   In the event that a court holds any provision of this Agreement to be invalid or unenforceable, then, if allowed by law, that provision shall be reduced, modified or otherwise conformed to the relevant law, judgment or determination to the degree necessary to render it valid and enforceable without affecting the remainder of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(x)Amendment. Except as otherwise provided in the Plan, this Agreement shall not be amended unless such amendment is agreed to in writing by both the Participant and the Company.

Waivers of or amendments to this Agreement shall be binding as against the Company only if approved by the Board or such committee of the Board appointed by the Board to administer the Plan.

(y)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, as such laws are applied to contracts entered into and performed in such jurisdiction, without giving effect to any conflict of laws principles.

(z)Signature in Counterparts. This Agreement may be signed in counterparts, manually, or electronically, and each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

By accepting this grant (as the Participant), I acknowledge and agree that this award of Restricted Stock Units is granted under and governed by the terms of the Metaldyne Performance Group Inc. 2014 Equity Incentive Plan, which is attached to and made a part of this document. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

Intending to be bound, the Company and the Participant have executed this Restricted Stock Unit Award Agreement as of the Grant Date.

Participant	Metaldyne Performance Group Inc.

	Name:	Mark Blaufuss
	Title:	Chief Financial Officer

Addendum to the
Metaldyne Performance Group Inc.

2014 Equity Incentive Plan
Restricted Stock Unit Award Agreement

In addition to the terms of the Plan and the Agreement, the Restricted Stock Units are subject to the following additional terms and conditions to the extent the Participant resides and/or is employed in one of the countries addressed herein. Pursuant to Section 7(o) of the Agreement, if the Participant transfers residence and/or employment to another country reflected in this Addendum, the additional terms and conditions for such country (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Restricted Stock Units and the Plan (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). All capitalized terms not defined in this Addendum shall have the same meaning as set forth in the Plan and the Agreement.

CANADA

Settlement of Restricted Stock Units in Shares of Common Stock. Notwithstanding anything to the contrary in the Plan, the Agreement and this Addendum, the Participant’s Restricted Stock Units shall be settled only in shares of Common Stock and may not be settled in cash.

CHINA

Settlement of Restricted Stock Units in Cash. Notwithstanding any provision in the Agreement to the contrary, if the Participant is a national of the People’s Republic of China (“China”) resident in mainland China, pursuant to Section 4(b)(i) of the Agreement, the Restricted Stock Units shall be settled in the  form of a cash payment. In such case, the grant of Restricted Stock Units shall not be subject to the terms of the Stockholders’ Agreement.

FRANCE

Use of English Language. By accepting the Restricted Stock Units, the Participant confirms having read and understood the Plan and the Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents  accordingly. En acceptant cette attribution, le Participant confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

KOREA

Consent to Collection/Processing/Transfer of Personal Data. By accepting the Restricted Stock Units and executing the Agreement:

1.	The Participant agrees to the collection, use, processing and transfer of the data as described in Section 7(k) of the Agreement.
2.	The Participant agrees to the processing of the Participant’s unique identifying information (resident registration number) as described in Section 7(k) of the Agreement.

MEXICO

1.Commercial Relationship. The Participant expressly recognize that participation in the Plan and the Company’s grant of Restricted Stock Units does not constitute an employment relationship between the Participant and the Company. The Participant has been granted the Restricted Stock Units as a consequence of the commercial relationship between the Company and the Company’s Subsidiary in Mexico that employs the Participant, and the Company’s Subsidiary in Mexico is the Participant’s sole employer. Based on the foregoing, (a) the Participant expressly recognizes that the Plan and the benefits the Participant may derive from participating in the Plan does not establish any rights between the Participant and the Company’s Subsidiary in Mexico that employs the Participant, (b) the Plan and the benefits the Participant may derive from participating in the Plan are not part of the employment conditions and/or benefits provided by the Company’s Subsidiary in Mexico that employs the Participant, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company’s Subsidiary in Mexico that employs the Participant.

2.Extraordinary Item of Compensation. The Participant expressly recognizes and acknowledges  that participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Participant’s free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Addendum. As such, the Participant acknowledges  and agrees that the Company, in its sole discretion, may amend and/or discontinue the Participant’s participation in the Plan at any time and without any liability.  The value of the Restricted Stock Units  and underlying shares of Common Stock is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any. The grant of Restricted Stock Units is not part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or  any similar payments, which are the exclusive obligations of the Company’s Subsidiary in Mexico that employs the Participant.

SPAIN

1.Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. This provision supplements the terms of the Agreement:

In accepting the grant of Restricted Stock Units, the Participant acknowledges that the Participant consents to participation in the Plan and has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion granted Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Subsidiaries throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries or affiliates on an ongoing basis. Consequently, the Participant understands that the Restricted Stock Units are granted on the assumption and condition that the  Restricted Stock Units and the shares of Common Stock acquired upon settlement of the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any of its Subsidiaries or affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant  understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of Restricted Stock Units shall be null and void.

Further, the Participant understands and agrees that the vesting of the Restricted Stock Units is expressly conditioned on the Participant’s continued and active rendering of Service, such that upon a termination of Service, the Restricted Stock Units may cease vesting immediately, in whole or in part, effective on the date of the Participant’s termination of Service as determined by the Board in its sole discretion (unless otherwise specifically provided in Section 2 of the Agreement). This will be the case, for example, even if (a) the Participant is considered to be unfairly dismissed without good cause; (b) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) the Participant terminates Service due to a change of work location, duties or any other employment or contractual condition, (d) the Participant terminates Service due to a unilateral breach of contract by the Company or a Subsidiary. Consequently, upon termination of the Participant’s Service for any of the above reasons, the Participant may automatically lose any rights to Restricted Stock Units that were not vested on the date of the Participant’s termination of Service, as described in the Plan and Agreement.

The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a termination of Service on the Restricted Stock Units.

2.Termination for Cause. “Cause” shall be defined as indicated in the Plan, irrespective of whether the termination of Service is or is not considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

UNITED KINGDOM

1.Responsibility for Taxes; Tax Withholding. The following provision supplements Section 5 of  the Agreement:

If payment or withholding of the income tax due in connection with the Restricted Stock Units is not made within ninety (90) days after the end of the U.K. tax year in which the event giving rise to the income tax liability occurred or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Employer, effective as of the Due Date. The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue &  Customs (“HMRC”), it shall be immediately due and repayable, and the Company or Employer may recover it at any time thereafter by any of the means referred to in Section 5 of the Agreement. Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), will not be eligible for a loan to cover the income tax liability. In the event that the Participant is a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) will be payable. The Participant will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime, and for reimbursing the Company or the Employer (as applicable) the value of any employee NICs due on this additional benefit.

2.Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Restricted Stock Units, whether or not as a result of the Participant’s termination of Service (whether such termination is in breach of contract or otherwise), or from the loss or diminution in value of the Restricted Stock Units. Upon the grant of Restricted Stock Units, the Participant shall be deemed irrevocably to have waived any such entitlement.